USANA Health Sciences, Inc.                         August 4, 2026
Q2 2026 Management Commentary

Key Financial Results

	Quarter ended
	July 4, 2026	June 28, 2025	Year-Over-Year	Sequentially
Net Sales	$223	$236	-5%	-11%
Net (Loss) Earnings	$(21.4)	$9.7	N/A	N/A
Diluted EPS	$(1.16)	$0.52	N/A	N/A
Adjusted Diluted EPS(1)	$(0.07)	$0.74	N/A	N/A
Adjusted EBITDA(2)	$27.8	$30.5	-9%	-2%
Core Nutritional Active Customers	384,000	418,000	-8%	-5%
Hiya Active Monthly Subscribers	166,000	200,400	-17%	-11%
Net Sales, Net (Loss) Earnings and Adjusted EBITDA in millions

Net (Loss) Earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.2% in Hiya.

Overview
Our consolidated results for the second quarter reflect mixed performance. Our Core Nutritional business delivered results generally in line with our expectations, while our ventures businesses performed below our expectations. Operationally, we generated $20 million in free cash flow during the quarter, reflecting efforts to improve working capital management.

The Core Nutritional business generated net sales of $192 million in the second quarter, largely in line with our expectations and down modestly on a sequential basis, reflecting lower relative incentive activity during the quarter. Our largest market, mainland China, delivered solid performance as reported net sales grew modestly year-over-year, reflecting the second consecutive quarter of positive growth. During the quarter we launched Glow, USANA's first skin-health supplement, formulated with clinically studied ingredients designed to support radiant, even-toned skin from within, extending the brand's innovation beyond topical skincare into cellular-level formulations. This new product was a welcome addition to our product offering and was well received by our customers and Brand Partners.

Looking ahead, we will host our Live 2026 Americas Convention on August 12–15 in San Diego, California, bringing together Brand Partners from the United States, Canada, and Mexico for business training, product education, and recognition of top performers. We view this event as an important driver of continued engagement and momentum across our sales force. Additionally, we will continue to evolve our Brand Partner incentive plan, accelerate product innovation, and modernize our technology infrastructure throughout the back half of the year. We remain confident that these initiatives will lead to long-term sustainable growth.

Hiya generated net sales of $28 million in the second quarter of 2026, with Active Monthly Subscribers of 166,000, both declining 17% year-over-year. The decline reflects continued pressure in the direct-to-consumer digital marketing environment, where elevated marketing spend limited new subscriber growth and weighed on margins during the quarter.

Hiya continues to leverage the brand it has built over the last several years to expand into additional channels and markets, diversifying beyond its direct-to-consumer roots into retail and international markets to reach a broader consumer base. Performance at a major national retailer remains strong, and its early-stage expansion into new international markets and e-commerce channels shows encouraging momentum.

The market opportunity for children's health and wellness is significant, and looking ahead, we continue to see a meaningful growth opportunity for Hiya across several fronts. In retail, the team plans to build on its early success at a major national retailer by pursuing expansion into additional retail accounts, including club retail. It is also scaling its presence on Amazon as well as growing and diversifying its marketing efforts to reach more consumers.

Internationally, Hiya expects to deepen its footprint in Canada and the UK through localized marketing partnerships and continued retail development. Lastly, Hiya is continuing to invest in new product development, extending its reach in both new product categories and consumer demographics. We are taking a more conservative view of Hiya's near-term outlook to reflect current trends in direct-to-consumer customer acquisition, while continuing to support both channel and geographic expansion initiatives that we believe will define the brand's next phase of growth.

Rise Wellness generated $3 million in net sales in the second quarter, down from $14 million in the first quarter and up from $2 million in the prior-year quarter. A packaging-related disruption affected commercial execution during the quarter and contributed to the sequential decline. Although this disruption has been resolved, we now expect softer than originally planned net sales in the second half of the year, which is the primary driver of our revised full-year outlook for Rise. We view this as a change in timing and scale of a specific retail relationship rather than a shift in the underlying demand for Rise's products.

Rise continued to make progress on product development and new retail partnerships during the quarter. Protein Pop, Rise's clean-label protein beverage brand, is barely a year old and has quickly built distribution and shelf presence across major national retail channels. The brand is on track to launch an additional product in the third quarter, further extending its retail relationships and expanding its presence within the category.

Rise heads into the second half of 2026 with new distribution opportunities emerging across a number of grocery and specialty retail partners. Protein Pop's early market position and active product pipeline reinforce our conviction in Rise's broader growth strategy and long-term opportunity.

Q2 2026 Consolidated Performance

Consolidated Results
		Year-Over-Year	Sequentially
Net Sales	$223 million	-5% (+$6 million or +3% FX impact)	-11%
Net Loss*	$(21.4) million	N/A	N/A
Diluted EPS	$(1.16)	N/A	N/A
Adjusted Diluted EPS(1)	$(0.07)	N/A	N/A
Adjusted EBITDA(2)	$27.8 million	-9%	-2%
*Income tax expense of $9 million added to a pretax loss of $(19) million for Q2 2026.
Net loss, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.2% in Hiya.
Consolidated Balance Sheet
We ended the second quarter with $169 million in cash and cash equivalents and zero debt and had approximately $34 million remaining under the current share repurchase authorization as of July 4, 2026. Inventories decreased 12% to $95 million as of July 4, 2026, compared to balances at year-end 2025.

We believe that our in-house manufacturing capabilities provide us with the opportunity to realize improved margins, better control of inventory levels, and help to mitigate supply chain risks while providing a meaningful contribution to delivering the highest quality nutritional products.

Quarterly Income Statement Discussion
Gross margin decreased 40 basis points from the prior year to 78.3% of net sales. Gross margin in the Core Nutritional business declined 70 basis points from the prior year to 81.1% of segment net sales, reflecting lower production levels, partially offset by changes in currency and market sales mix. Hiya gross margins increased 410 basis points from the prior year to 67.9%, largely reflecting favorable mix and an inventory step-up in the last year's second quarter. Rise gross margins of 10.8% reflected sub-optimal production yields in the current quarter and an unfavorable change in sales mix due to a higher concentration of retail sales that carry a lower gross margin.

Brand Partner Incentives increased 50 basis points from the prior year to 37.4% of net sales on a consolidated basis. The increase in relative Brand Partner incentives can be attributed to the sales mix between our Core Nutritional business and Hiya and Rise Wellness, which do not pay out Brand Partner Incentives. For the Core Nutritional business, Brand Partner Incentives were flat year-over-year at 43.6% of segment net sales.

Selling, General and Administrative expenses increased 210 basis points from the prior year to 36.9% as a percentage of net sales. SG&A expenses for the Core Nutritional business decreased 70 basis points from the prior year to 30.8% of segment net sales. The decrease is primarily attributable to lower employee compensation associated with the cost realignment initiatives that took place in the fourth quarter of 2025. The combined SG&A increase also reflects an approximate 245 basis point unfavorable impact on consolidated results from the inclusion of Hiya, which operates with higher relative SG&A compared to the Core Nutritional business. A notable component of our higher consolidated SG&A is the amortization of intangible assets attributable to our acquisition of Hiya. Additionally, Hiya's second quarter SG&A expense reflects higher advertising and retail promotion costs.

Goodwill impairment.(3) We recorded an estimated preliminary non-cash goodwill impairment charge of $29 million related to the Hiya reporting unit. This non-cash charge primarily reflects the current lower-than-expected performance and changes in near-term forecasts, as well as updated valuation assumptions under applicable accounting standards, including adjustments to market multiples and discount rates. The impairment does not reflect a change in management’s commitment to the business. We are confident in the future of Hiya and its management team while recognizing their strategic importance as part of our long-term growth strategy as they leverage the brand across additional channels and international markets.

Income taxes totaled $9.1 million during the current-year quarter on a pre-tax loss of $19 million. The change in the annual estimated income tax rate, primarily due to changes in near-term forecasts for our ventures businesses as well as the impairment of Goodwill at Hiya, disproportionately impacted the effective tax rate in the current-year quarter.

Q2 2026 Segment Results
Core Nutritional

Core Nutritional
	Q2 2026	Year-Over-Year	Sequentially
Net Sales	$192 million	-4%	-6%
Active Customers	384,000	-8%	-5%

Asia Pacific Region
	Q2 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales	$157 million	-4%	-7%	-7%
Active Customers	307,000	-9%	N/A	-6%

Asia Pacific Sub-Regions
		Q2 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Greater China	Net Sales	$114 million	+1%	-3%	-7%
	Active	216,000	-6%	N/A	-8%
	Customers
North Asia	Net Sales	$14 million	-20%	-14%	-10%
	Active	32,000	-14%	N/A	Flat
	Customers
Southeast Asia Pacific	Net Sales	$29 million	-13%	-15%	-6%
	Active	59,000	-13%	N/A	Flat
	Customers

Americas and Europe Region
	Q2 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales	$34 million	-5%	-7%	-2%
Active Customers	77,000	-6%	N/A	-1%

Hiya Health

	Q2 2026	Year-Over-Year	Sequentially
Net Sales	$28 million	-17%	-12%
Active Monthly Subscribers	166,000	-17%	-11%

Rise Wellness

	Q2 2026	Year-Over-Year	Sequentially
Net Sales	$3 million	+40%	-75%

Fiscal Year 2026 Outlook
The Company is updating its outlook for fiscal year 2026, as follows:

Fiscal Year 2026 Outlook
	Updated Estimate	Previous Range
Core Nutritional business net sales	$750 million*	$720 to $765 million
Hiya net sales	$125 million	$140 to $155 million
Rise Wellness net sales	$35 million	$65 to $80 million
Consolidated net sales	$910 million	$925 million to $1.0 billion

Net (loss) earnings	$(11) million	$20 million to $27 million
Diluted EPS	$(0.61)	$1.11 to $1.45
Adjusted diluted EPS(1)	$0.76	$1.95 to $2.29
Adjusted EBITDA(2)	$87 million	$101 million to $109 million

Consolidated income taxes	$30 million	$30 to $35 million
Diluted share count	18.4 million	Approximately 18.3 million
*Reflects an expected favorable currency exchange rate impact of approximately $20 million, or 2% of net sales and one less week of operations compared to fiscal year 2025 which was a 53-week year.

Our updated, full-year outlook reflects:
•Lower-than-previously anticipated net sales and operating margin at Hiya and Rise Wellness, and
•A gain on the sale of an asset of approximately $5 million, or about $0.27 per diluted share (relocation of our facility in Australia).

Despite the near-term adjustment to net sales, our confidence in the long-term trajectory of our business remains firmly intact. Core Nutritional's performance demonstrates our confidence that the initiatives underway are the right foundation for long-term, sustainable growth. Hiya and Rise Wellness both continue to build retail relationships, product pipelines, and market expansion footholds that we believe will drive their growth over time, even as each is navigating near-term challenges. We recognize that progress will not always be linear from quarter to quarter, and our updated fiscal 2026 outlook reflects that reality. We remain confident in USANA's strategic transformation to a diversified, omnichannel health and wellness business, built on consumer trust and long-term loyalty across every brand in our portfolio.

Kevin Guest
Chairman and CEO

Douglas Hekking
CFO

_________________________
(1) Adjusted Diluted (Loss) Earnings Per Share is a non-GAAP financial measure. The Company excludes cost realignment expenses, impairment expense, gain on sale of assets, and acquisition-related costs, such as business transaction costs, integration expense and amortization expense from acquisition-related intangible assets in calculating Adjusted Diluted (Loss) Earnings Per Share. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Diluted (Loss) Earnings Per Share (GAAP) to Adjusted Diluted (Loss) Earnings Per Share (Non-GAAP)” in this Management Commentary for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Net (Loss) Earnings (GAAP) to Adjusted EBITDA (Non-GAAP)” in this Management Commentary for an explanation and reconciliation of this non-GAAP financial measure.
(3) Estimated preliminary non-cash impairment charge was recognized, during the second quarter of 2026, to reduce goodwill, which impacted the Hiya reporting unit.

Non-GAAP Financial Measures
This Management Commentary contains the non-GAAP financial measures Adjusted EBITDA and Adjusted Diluted EPS. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, and amortization that also excludes certain adjustments as indicated below in the reconciliation from net (loss) earnings. Adjusted Diluted EPS is a non-GAAP financial measure of diluted (loss) earnings per share that excludes certain adjustments as indicated below in the reconciliation from diluted EPS.

Adjusted EBITDA (non-GAAP) is net (loss) earnings (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization, non-cash share-based compensation, transaction-related expenses and integration costs for the Hiya acquisition, cost realignment expenses, impairment expense, and gain on sale of assets. Adjusted EBITDA attributable to USANA (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to non-controlling interest related to Hiya.

Adjusted diluted (loss) earnings per share (non-GAAP) is diluted (loss) earnings per share (its most directly comparable GAAP financial measure) adjusted for amortization of intangible assets, transaction-related expenses integration costs related to the Hiya acquisition, cost realignment expenses, impairment expense, and gain on sale of assets.

Management believes that Adjusted EBITDA (non-GAAP), Adjusted EBITDA attributable to USANA (non-GAAP), and Adjusted diluted (loss) earnings per share (non-GAAP), along with GAAP measures used by management, most appropriately reflect how the Company measures the business internally.

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”) and investors should not directly compare with or infer relationship from any of the Company’s operating results presented in accordance with GAAP to Adjusted EBITDA and Adjusted diluted (loss) earnings per share. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP financial information as a tool for comparison. As a result, the non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP.

Reconciliation of Net (Loss) Earnings (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Quarter ended
	July 4, 2026	June 28, 2025
Net (loss) earnings attributable to USANA (GAAP)	$(21,382)	$9,655
Net (loss) earnings attributable to noncontrolling interest	(6,569)	789
Net (loss) earnings	$(27,951)	$10,444

Adjustments:
Income taxes	$9,051	$8,373
Interest (income) expense	(595)	(360)
Depreciation and amortization	4,714	5,148
Amortization of intangible assets - Hiya	4,456	4,456
(Loss) earnings before interest, taxes, depreciation, and amortization (EBITDA)	$(10,325)	$28,061

Add EBITDA adjustments:
Non-cash share-based compensation	3,404	3,622
Estimated preliminary impairment	29,137	—
Transaction, integration and transition costs - Hiya	2	115
Inventory step-up - Hiya	—	544
Adjusted EBITDA	22,218	32,342
Adjusted EBITDA attributable to noncontrolling interest	5,629	(1,847)
Adjusted EBITDA attributable to USANA	$27,847	$30,495

Reconciliation of Diluted (Loss) Earnings Per Share (GAAP) to Adjusted Diluted (Loss) Earnings Per Share (non-GAAP)
(in thousands, except per share data)

	Quarter ended
	July 4, 2026	June 28, 2025
Net (loss) earnings attributable to USANA (GAAP)	$(21,382)	$9,655

Earnings (loss) per common share - Diluted	$(1.16)	$0.52
Weighted Average common shares outstanding - Diluted	18,486	18,536

Adjustment to net (loss) earnings:
Transaction, integration and transition costs - Hiya	$2	$115
Inventory step-up - Hiya	—	544
Estimated preliminary impairment	29,137	—
Amortization of intangible assets - Hiya	4,456	4,456
Adjustments to net (loss) earnings attributable to noncontrolling interest	(7,106)	(1,057)
Income tax effect of adjustments to net (loss) earnings	(6,346)	—
Adjusted net (loss) earnings attributable to USANA	$(1,239)	$13,713

Adjusted (loss) earnings per common share - Diluted	$(0.07)	$0.74
Weighted average common shares outstanding - Diluted	18,486	18,536

Operating Results as a Percentage of Net Sales
(unaudited)

	Quarter ended
	July 4, 2026				June 28, 2025
	Core Nutritional	Hiya	Rise	Consolidated	Core Nutritional	Hiya	Rise	Consolidated
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	18.9%	32.1%	89.2%	21.7%	18.2%	36.2%	61.8%	21.3%
Gross profit	81.1%	67.9%	10.8%	78.3%	81.8%	63.8%	38.2%	78.7%
Operating expenses:
Brand Partner incentives	43.6%	—%	—%	37.4%	43.6%	—%	—%	36.9%
Selling, general and administrative	30.8%	74.8%	61.3%	36.9%	31.5%	52.8%	51.1%	34.7%
Estimated preliminary impairment	—%	103.1%	—%	13.0%	—%	—%	—%	—%
Total operating expenses	74.4%	177.9%	61.3%	87.3%	75.1%	52.8%	51.1%	71.6%
(Loss) earnings from operations	6.7%	(110.0)%	(50.5)%	(9.0)%	6.7%	11.0%	(12.9)%	7.1%

Amortization of acquired intangible assets	—%	15.8%	6.2%	2.1%	—%	13.1%	8.6%	2.0%

Management Commentary Document and Conference Call
For further information on USANA’s operating results, please see the Management Commentary document, which has been posted on the Company’s website (http://ir.usana.com) under the Investor Relations section. USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, August 5, 2026 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a question- and-answer session.

Safe Harbor
This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “enhance,” “drive,” “anticipate,” “intend,” “improve,” “promote,” “should,” “believe,” “continue,” “plan,” “goal,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,” and “would,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding commercial performance and growth for Hiya and Rise Wellness in 2026 and continued growth in the future; statements about the Company’s long-term growth; and the statements under the sub-heading “Fiscal Year 2026 Outlook.” Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control, including: risks relating to global economic conditions generally, including continued inflationary pressure around the world and negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Brand Partners; risk that our Brand Partner compensation plan, or changes that we make to the compensation plan, will not produce desired results, benefit our business or, in some cases, could harm our business; risk associated with our launch of new products or reformulated existing products; risks related to Hiya’s ability to adapt to changes in the digital marketing environment to continue to generate customer acquisition, including changes in social media advertising algorithms; risks related to Hiya’s ability to perform in an expanding distribution channel and new international markets; risks related to Rise Wellness’ ability to execute its commercial plan and its dependence on product orders from certain key retailers – specifically, if future orders from those retailers do not meet our forecasts or such retailers discontinue purchasing and selling Rise Wellness products; risks related to governmental regulation of our products, manufacturing and direct selling business model in the United States, China and other key markets; potential negative effects of deteriorating foreign and/or trade relations between or among the United States, China and other key markets, including potential adverse impact from tariffs, trade policies or other international disputes by and among the United States, China, or other markets that are important to the Company; potential negative effects from geopolitical relations and conflicts around the world, including the Russia-Ukraine conflict and the conflict between the United States and Iran; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; adverse publicity risks globally; risks associated with our operations in India and future international expansion and operations; uncertainty relating to the fluctuation in U.S. and other international currencies; the potential for a resurgence of COVID-19, or another pandemic, in any of our markets in the future and any related impact on consumer health, domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; risk that Hiya and Rise Wellness disrupt the Company’s overall strategic plans and operations; the diversion of the attention of the management teams of USANA, Hiya, and Rise Wellness from ongoing business operations; the ability to retain key personnel of USANA, Hiya and Rise Wellness; the ability to realize the benefits of the Hiya acquisition, including efficiencies and cost synergies; the ability to successfully integrate Hiya’s business with USANA’s business, at all or in a timely manner; and the amount of the costs, fees, expenses and charges related to the acquisition. The contents of this Management Commentary should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Management Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

About USANA
USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Brand Partners and Preferred Customers across 25 global markets. More information on USANA can be found at www.usana.com. USANA also owns a 78.8% controlling ownership stake in Hiya Health Products, a children's health and wellness company and a 100% interest in Rise Wellness. Hiya and Rise Wellness offer a variety of clean-label health products. More information on Hiya can be found at www.hiyahealth.com. More information on Rise Wellness can be found on www.risebar.com and www.proteinpop.com.

Investor contact:                Andrew Masuda
Investor Relations
(801) 954-7201
investor.relations@usanainc.com

Media contact:                Sarah Searle
                        (801) 954-7626
                        media@usanainc.com